                                                                    Exhibit 4.11


                              CONSULTING AGREEMENT
                                     BETWEEN
                              E.B. ADVISORY LIMITED
                                       AND
                             SECURFONE AMERICA, INC.

         This Consulting Agreement (the "Agreement") is made and is effective as of the 1st day of August, 1996, by and between E.B. Advisory Limited, a Jersey corporation ("E.B.A."), and SecurFone America, INC., a Delaware corporation ("S.A.I."), with reference to the following facts:

                                    RECITALS:

         A. S.A.I. is engaged in the business of providing prepaid cellular and landline telephone services.

         B. E.B.A. has been organized to engage in the business of providing consulting and technical advice to businesses with respect to operations throughout the world and, in particular, the United Kingdom, the European Community, and the Caribbean.

         C. S.A.I. wishes to obtain the consulting and advisory services of E.B.A. to provide advice and assistance in connection with the location and negotiation of opportunities by which S.A.I. can sell and install its products and equipment throughout the world.

                                   AGREEMENTS:

              Now, therefore, in consideration of the foregoing recitals and of the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follow:

              1.  INDEPENDENT CONTRACTOR RELATIONSHIP

                  1.1 ENGAGEMENT. S.A.I. hereby engages E.B.A. and E.B.A. hereby accepts engagement by S.A.I., subject to all of the terms and conditions set forth in this consulting agreement, during the term specified in Section 3, below, of this

                  Consulting Agreement.

                  1.2 RELATIONSHIP CREATED. For purposes of this Consulting Agreement, the
                  1.3 relationship created between E.B.A. and S.A.I. shall be that of independent contractor, and not that of employer/employee, principal/agent, partner, joint venturers, vendor/vender, or otherwise. It is understood that each party to this Consulting Agreement is placing its trust and confidence in each other's best interests and thus create a reciprocal confidential relationship.

              2.  Duties of E.B.A.

                  2.1 GENERAL DUTIES. E.B.A. shall do and perform all services, acts or things necessary or advisable to advise counsel and assist S.A.I. in locating business opportunities throughout the world for the sale of the products and services of S.A. I., subject always to the policy set by the Board of Directors of S.A.I. Notwithstanding any other provision of this Consulting Agreement, E.B.A. shall not have the authority to sign or to enter into any contracts on behalf of S.A.I. without the prior written approval of the board of directors of S.A.I. Specifically E.B.A. shall:

                       l. Provide feasibility analysis to SecurFone America regarding potential of licensing technology and potential licensees.

                       2. Create specific license program and platform for SecurFone America to benefit from technology it has developed.

                       3. Assist in determination of licensee valuations and payment options.

                  2.2 DEVOTION OF TIME. E.B.A. shall devote such productive time, ability, and attention to the business of S.A.I. as E.B.A. shall determine in its sole discretion.

                       During the term hereof, E.B.A. may devote time to other business interests, including without limitation, other consulting clients, provided however, that E.B.A. shall not act on behalf of any other person firm or company which is engaged, directly or indirectly in a business which competes with the business of S.A.I.

                  2.3 LIMITATION ON PLACE OF SERVICES. It is expressly understood and agreed that E.B.S., shall not render any services pursuant to this Consulting Agreement within the United States of America or within any possessions or territories thereof.

              3.  TERMS AND TERMINATION

                  3.1 TERM. The initial term of this Consulting Agreement shall be for a period of two (2) years, commencing as of the effective date of this Consulting Agreement and ending on August 31, 1998, unless sooner terminated pursuant to the provisions of this Section 3. Unless otherwise terminated, this Consulting Agreement may be extended from year to year by agreement of the parties.

                  3.2 TERMINATION BY E.B.A. E.B.A. may terminate this Consulting Agreement with or without cause at any time upon ten (10) days written notice to S.A.I.

              4.  COMPENSATION OF E.B.A.

                  As compensation for services to be rendered by E.B.A.
              hereunder, E.B.A. shall receive a consulting fee (the "Fee") during the term of this Consulting Agreement in the amount of SEE ATTACHED SCHEDULE, plus reimbursement of any out-of-pocket expenses reasonably incurred by E.B.A. in carrying out its services hereunder which are approved in advance by the board of directors of S.A.I. Any sales or value added taxes payable with respect to such compensation shall be borne entirely by E.B.A. Any exchange control or other permits or approvals necessary to carry out the payment terms of this Consulting Agreement shall be obtained by E.B.A. at its own expense.

              5.  RELATIONSHIP OF PARTIES

                  5.1 E.B.A.'S EXPENSES. During the term of this Consulting Agreement, E.B.A. shall be an independent contractor with respect to S.A.I. Accordingly, except as provided herein, E.B.A. shall hear all of its own expenses in performing its services within British Virgin Islands pursuant to this Consulting Agreement, including, without limitation, automobile, telephone, travel within Europe and the United Kingdom, office telephone business promotion within Europe and the United Kingdom, entertainment within Europe and the United Kingdom, taxes, insurance, and legal and accounting expenses.

                  5.2. REIMBURSED EXPENSES. Notwithstanding the provisions of
                       Paragraph 5.1, immediately above, S.A.I. shall reimburse E.B.A. for all reasonable travel, business promotion and entertainment expenses incurred by E. B.A. outside of Europe and the United Kingdom if and to the extent that such expenses are reasonably calculated to further the business interests of S.A.I. and are approved in advance by the board of directors of S.A.I.

                  5.3. INDEPENDENCE OF PARTIES. No agency, employment,
                       partnership or joint venture is intended to be created by this Consulting Agreement. Each party hereto shall refrain from making any representation tending to create an apparent agency, employment, partnership or joint venture relationship between the parties.

              6.  GENERAL PROVISIONS

                  6.1 SEVERABILITY. The invalidity of any provision of this Consulting Agreement, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

                  6.2 WAIVERS AND CONSENT. No waiver of any provision hereof shall be deemed a waiver of any other provision hereof, or of any subsequent breach of the same or any other provision. Consent to or approval by either party of any action shall not be deemed to render unnecessary the obtaining of such party's consent to or approval of any subsequent acts.

                  6.3 ENTIRE AGREEMENT; AMENDMENT. This Consulting Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior negotiation, agreements, statements of understanding, presentation, and proposals of the parties. No supplement, modification, or amendment to this consulting Agreement shall be binding unless executed in writing by E.B.A. and S.A.I.

                  6.4 NOTICES. Any written notice, demand, request or other communication required or permitted to be given hereunder shall be in writing and may be served personally, by telecopier, or by registered mail, postage repaid, and return receipt request, addressed as follow:

                       If to E.B.A.:     E.B. Advisory Limited
                                         P.O. Box 544
                                         Britannia Place
                                         Bath Street
                                         St. Helier, Jersey
                                         Channel Island

                       If to S.A.I.:     SecurFone America, Inc.
                                         5850 Oberlin Drive, Suite 220
                                         San Diego, CA 92121
                                         United States of America

                  6.5 GOVERNING LAW. This Consulting Agreement shall be governed by, and construed in accordance with, the laws of the Jersey.

                  6.6 ARBITRATION; ATTORNEY'S FEES. Any dispute or conflict arising out of or related to this Consulting Agreement shall be submitted to binding arbitration before a single retired judge of the Jersey Royal Court appointed by the Clerk of the Royal Court or an ex parts motion by either party. Said arbitration shall be conducted in St. Helier, Jersey, and the parties shall be bound by the results of such arbitration. Further, the prevailing party in such arbitration or in any other legal proceeding arising out of or resulting from this Consulting Agreement shall be entitled to recover its costs and fees, including reasonable attorney's fees, from the other party.

                  6.7 SURVIVAL OF PROVISIONS. Each of the covenants, agreements, representations and warranties contained herein shall, to the extent applicable, survive the termination of this Consulting Agreement.

                  6.8 AUTHORIZED AGENT. The persons executing this Consulting Agreement on behalf of E.B.S. and S.A.I. hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate action to ratify and approve the execution of this Consulting Agreement in accordance with its terms.

                  6.9 ADDITIONAL DOCUMENTS. Each of the parties to this Consulting Agreement agrees to provide such additional duly executed agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this consulting Agreement. Without limiting the generality of the foregoing, E.B.A. shall at the request of S.A.I., provide to S.A.I. such documents as S.A.I. withholding taxes upon any payments from S.A.I. to E.B.A. pursuant to this Consulting Agreement.

In Witness Whereof, the parties hereto have executed this Consulting Agreement, consisting of 5 pages, including this page, as of the date set forth above.

E.B.A.                 E.B.  Advisory Limited, a Jersey Corporation

                       By: /s/ Paul A. Jackson    Director
                          -----------------------------------------

S.A.I.                 SecurFone America, INC., a Delaware corporation

                       By: /s/ Michael Lee
                          -----------------------------------------
                          Michael Lee, CFO

                                  SCHEDULE "A"

Compensation as expressed in % of SecurFone America Inc. issued stock.

                   SecurFone America Inc. license income                        E.B.A. compensation
                   -------------------------------------                        -------------------
                            $250,000                                                   2.5%
                            $500,000                                                   5.0%
                            $1,000,000                                                10.0%